EXHIBIT 99.1

[ATMOS ENERGY LOGO]

News Release

ANALYST CONTACT:	MEDIA CONTACT:
Susan Kappes (972) 855-3729	Gerald Hunter (972) 855-3116

Atmos Energy Corporation Closes Sale

Of Interest in Heritage Propane Partners

DALLAS (January 20, 2004)—Atmos Energy Corporation (NYSE: ATO) said today it and three other utility partners have completed the sale of their interests in the general partnership and limited partnerships in Heritage Propane Partners, L.P., (NYSE: HPG) for $130 million. Atmos Energy will receive approximately $24.7 million and will record a $4.4 million pretax book gain in its 2004 second quarter.

The sale, part of a larger transaction that involved the merging of privately held Energy Transfer Company with Heritage Propane Partners, was announced in November 2003.

In February 2000, Atmos Energy, AGL Resources, TECO Energy and Piedmont Natural Gas had formed a partnership to combine the propane assets of all four utilities into a single regional company, U.S. Propane, L.P. In August 2000, U.S. Propane had merged with Heritage Propane Partners. Through their ownership of U.S. Propane, Atmos Energy and its partners had acquired an indirect ownership of the general partner and a portion of the limited partnership interests of Heritage Propane Partners.

Atmos Energy Corporation, headquartered in Dallas, is one of the largest natural gas distributors in the United States, serving about 1.7 million gas utility customers. Atmos Energy’s utility operations serve more than 1,000 small and medium-size communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy’s nonutility operations, organized under Atmos Energy Holdings, Inc., operate in 18 states. They provide natural gas marketing and procurement services to municipal, industrial and commercial customers, manage company-owned natural gas storage and pipeline assets and construct small electric generating plants for industrial and municipal customers. For more information, visit www.atmosenergy.com.

Forward-Looking Statements

The matters discussed or incorporated by reference in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 or Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the Company’s other documents or oral presentations, the words “anticipate,” “expect,” “estimate,” “plans,” “believe,” “objective,” “forecast,” “goal” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements relating to the Company’s earnings-per-share projections, operations, markets, services, rates, recovery of costs, availability of gas supply and other factors. A discussion of these risks and uncertainties may be found in the Company’s Form 10-K for the fiscal year ended September 30, 2003. Although the Company believes these forward looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

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